EXHIBIT 99.1
MIMEDX Announces Fourth Quarter and Full Year 2021
Operating and Financial Results

Fourth Quarter Net Sales of $67.4 Million and Full Year 2021 Net Sales of $258.6 Million; Reflects a Double-Digit Revenue Increase in the Company's Continuing Portfolio of Products

Vibrant Commercial Business is Funding New Product Development Initiatives and Promising Late-stage Musculoskeletal Pipeline

Management to Host Conference Call Today at 5:00 PM ET

MARIETTA, Ga., February 28, 2022 -- MiMedx Group, Inc. (Nasdaq: MDXG) (“MIMEDX” or the “Company”), a transformational placental biologics company, today announced the filing of its 2021 Annual Report on Form 10-K for the year ended December 31, 2021.

Timothy R. Wright, MIMEDX Chief Executive Officer, commented, “The above-market growth of 15% in our Advanced Wound Care products in 2021 is a direct result of the investments we have made to align our sales professionals, focus our territories on high-growth areas and streamline execution in a way that best serves our patients and customers. We are equipping the team with meaningful clinical, scientific and economic evidence, and reinforcing their efforts with medical education initiatives designed to amplify the important benefits of our leading technologies to patients, clinical decision makers and payers. Our recent health economic publication substantiates the potential positive impact of adopting PURION® processed EPIFIX® as part of a best-practices protocol to achieve clinically significant and cost-effective decreases in amputations and hospital utilization, while improving quality of life for patients. The continued establishment of rigorous data and supportive evidence is critical to elevating the standard of care for patients, and differentiates MIMEDX as a leading partner and provider of choice for our customers.”

Mr. Wright continued, "Looking to 2022, MIMEDX is well-poised for continued growth, and I am eager to lead the team forward in accomplishing the strategic initiatives we have outlined to further characterize our transformative potential. In anticipation of the upcoming EPIFIX launch in Japan, expected in mid-2022 following reimbursement approval, we are putting in place the necessary structure, medical education programs and market development initiatives to enable our commercial strategy as the first amniotic tissue on the market in Japan for hard-to-heal chronic wounds. In the U.S., our Product Development team is fueling our near-term pipeline with organic product innovations that broaden our portfolio and enable expansion into areas of unmet clinical need, the first two of which are planned for later this year: AMNIOEFFECT™ and our Placental Collagen Matrix product. Finally, we remain invigorated by our late-stage musculoskeletal pipeline as a potential blockbuster drug opportunity. The science behind our placental biologics platform represents tremendous therapeutic potential, and we are methodically focused on initiating our Phase 3 Knee Osteoarthritis (KOA) trial program in order to demonstrate the effectiveness of micronized dehydrated human amnion chorion membrane (mdHACM) in the clinic."

Select Full Year 2021 and Recent Operating Highlights:
•Received regulatory approval to commercialize EPIFIX in Japan
•Joined the Russell 3000® and 2000® Indexes
•Furthered the scientific understanding of the significant therapeutic potential of mdHACM in Knee Osteoarthritis
•Achieved mid-teens double-digit top-line sales growth in continuing portfolio of products
•Outlined the Company's long-term value creation strategy at the first Investor Day under the new MIMEDX leadership team
•Published new research demonstrating that dehydrated human amnion chorion membrane (dHACM) outperforms the standard of care in select Mohs defect reconstructions
•Published a peer-reviewed study in The Journal of Wound Care demonstrating that the use of PURION processed dHACM provides improved clinical benefits, shorter average length of treatment and increased quality-adjusted life years
•Amended financial and minimum liquidity covenants within Hayfin Loan Agreement; Net positive for the Company provides continued financial flexibility
•Remediated remaining material weaknesses in Company’s Internal Control environment

Peter M. Carlson, MIMEDX Chief Financial Officer, said, “MIMEDX has made extraordinary progress over the past two years to restore the Company’s financial credibility, reputation and overall foundation. Remediation of the remaining material weaknesses was a defined priority for us in 2021, and I am proud of the progress the team has made to strengthen our internal control environment."

Key Fourth Quarter 2021 and Full Year 2021 Financial Metrics
•Fourth quarter 2021 net sales of $67.4 million and full year net sales of $258.6 million
•Adjusted net sales1, which excludes impacts of the change in the Company’s methods for recognizing revenue, was $67.3 million for the fourth quarter and $257.6 million for the full year
•Fourth quarter net income of $2.2 million, and full year net loss of $10.3 million
•Adjusted EBITDA1 of $3.5 million for the fourth quarter 2021, and $17.9 million for the full year

	Three Months Ended December 31,		Years Ended December 31,
	(in thousands)		(in thousands)
	2021	2020	2021	2020
Net sales	$ 67,409	$ 68,548	$ 258,615	$ 248,234
Adjusted net sales[1]	67,285	68,021	257,577	240,467
Net income (loss)	2,215	(16,580)	(10,285)	(49,284)
EBITDA[1]	4,427	(14,549)	125	(38,546)
Adjusted EBITDA[1]	3,531	10,329	17,862	30,623
Net income (loss) per common share - basic	$ 0.01	$ (0.17)	$ (0.15)	$ (0.77)
Net income (loss) per common share - diluted	$ 0.01	$ (0.17)	$ (0.15)	$ (0.77)

1.Adjusted Net Sales, EBITDA and Adjusted EBITDA are non-GAAP financial measures. See “Reconciliation of GAAP Net Sales to Adjusted Net Sales and Reconciliation of GAAP Net Income to EBITDA and Adjusted EBITDA” for reconciliations of Adjusted Net Sales, EBITDA and Adjusted EBITDA to the nearest GAAP measures, located in “Selected Unaudited Financial Information” of this release.

MIMEDX reported net sales for the fourth quarter 2021, of $67.4 million, compared to net sales for the same period in 2020 of $68.5 million. Net sales for both periods include cash collections on the remaining contracts outstanding at the time of the change in the Company's revenue recognition methodology: $0.1 million in the 2021 period and $0.5 million in the 2020 period.

Adjusted net sales for the fourth quarter 2021, which excludes cash collected on the remaining contracts, were $67.3 million compared to $68.0 million for the fourth quarter 2020. Adjusted net sales in these periods includes net sales of Section 351 products of $0.4 million and $8.7 million, respectively. Sales of our Advanced Wound Care products (see table below) increased $7.6 million, or 13% over the prior year, reflecting growth in the Company's AMNIOFIX® sheet portfolio for surgical recovery applications, and in the EPICORD® Expandable product line.

MIMEDX has two primary classes of products: (1) Advanced Wound Care, or Section 361, products, consisting of its tissue and cord sheet allograft products, and (2) Section 351 products, consisting of the Company’s micronized and particulate products, which prior to the end of the U.S. Food and Drug Administration's (FDA) period of Enforcement Discretion on May 31, 2021, were used to treat a variety of patient needs, including both advanced wound care and musculoskeletal applications. As of May 31, 2021, we no longer sell Section 351 products in the United States. Advanced Wound Care is further disaggregated between the Company’s Tissue/Other and Cord products. A summary of the Company's revenue, including revenue derived from its Section 351 products, is included in the table below (amounts in thousands):

	Three months ended December 31,		Years Ended December 31,
	(in thousands)		(in thousands)
	2021	2020	2021	2020
Advanced Wound Care
Tissue/Other	$ 60,406	$ 54,591	$ 216,418	$ 192,566
Cord	6,506	4,686	23,599	16,073
Total Advanced Wound Care	66,912	59,277	240,017	208,639
Section 351[1]	423	8,744	17,610	31,828
Other[2]	74	527	988	7,767
Total Net Sales	$ 67,409	$ 68,548	$ 258,615	$ 248,234

1.In connection with guidance provided by the FDA in November 2017, the FDA chose to exercise enforcement discretion with respect to investigational new drug applications and pre-market approval requirements for certain products regulated as Human Cells, Tissues and Cellular and Tissue-Based Products (HCT/Ps) through May 31, 2021 (referred to as the period of Enforcement Discretion). As of May 31, 2021, we no longer sell Section 351 products in the United States.
2.“Other” includes cash collections on the Remaining Contracts. For more information, refer to Item 8, Note 2 of the Consolidated Financial Statements included in the Company's 2021 Annual Report on Form 10-K.

Net sales for the full year ended December 31, 2021 were $258.6 million compared to $248.2 million for the same period in 2020. Net sales for the full year ended December 31, 2021 and 2020 include the benefit of $1.0 million in 2021 and $7.8 million in 2020 resulting from collections on the remaining contracts. For more information, refer to Item 8, Note 2 of the Consolidated Financial Statements included in the Company’s 2021 Annual Report on Form 10-K.

For the full year ended December 31, 2021, adjusted net sales were $257.6 million compared to $240.5 million for the full year 2020, an increase of 7.1%. Sales of our Advanced Wound Care products, which do not include our Section 351 products that we no longer sell in the U.S. following the end of the period of Enforcement Discretion, were $240.0 million in 2021, an increase of $31.4 million, or 15% year-over-year. The increase was primarily driven by an increase in sales volume due to lessening of restrictions implemented at the onset of the COVID-19 pandemic, and reflects the initial results of our commercial efforts to focus strategically on areas of Surgical Recovery. We also saw growth in our EPIFIX sheet portfolio and a positive impact in sales of our EPICORD Expandable product, launched in September 2020.

Gross margin for the fourth quarter 2021, was 84.0% compared to 84.2% for the fourth quarter 2020. Gross margin for the full year ended December 31, 2021 was 83.3% compared to 84.2% for the full year 2020. The decrease in gross margin was driven primarily by write-downs related to products impacted by the end of the period of Enforcement Discretion, and certain other discontinued products.

Selling, general and administrative (SG&A) expenses for the fourth quarter 2021, were $53.1 million, compared to $48.7 million for the fourth quarter 2020. The increase in SG&A expenses during the period was driven by higher professional fees and expansion of the sales force, as well as increases in travel expenses over the prior year period, when the Company implemented travel restrictions at the onset of the COVID-19 pandemic. For the full year ended December 31, 2021, SG&A expenses were $198.4 million compared to $181.0 million for the same period in 2020. The full year 2021 increase reflects the restoration of full salary levels, which were restricted for a portion of 2020 as part of our response to the COVID-19 pandemic, expansion of the sales force, merit increases, and increased commissions from higher sales volumes as access to hospitals and other healthcare facilities increased. The Company also incurred $3.9 million of expenses associated with a proxy contest during the second quarter of 2021.

Research and development expenses were $4.6 million for the fourth quarter 2021, compared to $3.4 million for the fourth quarter 2020. For the full year ended December 31, 2021, research and development expenses were $17.3 million compared to $11.7 million for the same period in 2020. The increase reflects higher personnel costs, due to headcount increases to support investments in our clinical trials, the restoration of full salary levels, which were restricted for a portion of 2020, and merit increases. We also incurred higher consulting fees in 2021, primarily to assist in the evaluation of the results of our clinical trials. While the Company has increased its investments in clinical studies, it did not incur as much research and development expenses as anticipated, due to the delayed timing of clinical trials.

Investigation, restatement and related expenses for the fourth quarter 2021, were a benefit of $4.5 million compared to an expense of $20.4 million for the fourth quarter 2020. For the full year ended December 31, 2021, investigation, restatement and related expenses were $3.8 million compared to $59.5 million for the same period in 2020. During the three months ended December 31, 2021, MIMEDX incurred expenses toward the advancement of legal fees of certain former officers and directors of the Company, offset by recoveries from our Directors & Officers insurance program.

Net income for the fourth quarter 2021, was $2.2 million compared to a net loss of $16.6 million for the fourth quarter 2020. For the full year ended December 31, 2021, net loss was $10.3 million compared to a net loss of $49.3 million for the same period in 2020.

Adjusted EBITDA for the fourth quarter 2021, was $3.5 million, or 5.2% of adjusted net sales, compared to $10.3 million, or 15.2% of adjusted net sales, for the fourth quarter 2020. For the full year ended December 31, 2021, Adjusted EBITDA was $17.9 million, or 6.9% of adjusted net sales, compared to $30.6 million, or 12.7% of adjusted net sales for the same period in 2020.

As of December 31, 2021, the Company had $87.1 million of cash and cash equivalents, compared to $95.8 million as of December 31, 2020.

Outlook for 2022
The Company expects net sales of its continuing portfolio of products, which were $240.0 million in 2021, to grow 11% to 14% in 2022; we expect mid-single digit growth in the first quarter, building to a high-teens or 20% growth in the fourth quarter. The Company expects gross margin for 2022 to be slightly lower than 2021. Management anticipates beginning the Phase 3 KOA clinical trial program in 2022, and expects the cost to be approximately $30 million, representing $15 million per trial for two trials incurred over the next three years. The Company expects research and development expenses to increase over 2021 as it plans and begins these new clinical trials and executes other product development initiatives.

Conference Call and Webcast
MIMEDX will host a conference call and webcast to review its fourth quarter and full year 2021 results on Monday, February 28, 2021, beginning at 5:00 p.m., Eastern Time. The call can be accessed using the following information:

Webcast:             Click here
U.S. Investors:             877-407-6184
International Investors:        201-389-0877
Conference ID:             13726222

A replay of the webcast will be available for approximately 30 days on the Company’s website at www.mimedx.com following the conclusion of the event.

Important Cautionary Statement
This press release includes forward-looking statements. Statements regarding: (i) strategic milestones planned for 2022; (ii) our 2022 financial outlook and expectations for future financial results; (iii) our expectations regarding the timing of clinical programs and trials; (iv) our expectations regarding the timing of new product launches; and (v) the effectiveness of amniotic tissue as a therapy for any particular indication or condition. Additional forward-looking statements may be identified by words such as "believe," "expect," "may," "plan," “goal,” “outlook,” "potential," "will," "preliminary," and similar expressions, and are based on management's current beliefs and expectations.
Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ from expectations include: (i) future sales are uncertain and are affected by competition, access to customers, patient access to healthcare providers, and many other factors; (ii) the status, timing, results and expected results of the Company’s clinical trials, planned regulatory submissions and regulatory approvals, and our expectations regarding our ability to potentially accelerate the timing of any trial or regulatory submission, depend on a number of factors including favorable trial results, patient access, and our ability to manufacture in accordance with Current Good Manufacturing Practices (CGMP) and appropriate chemistry and manufacturing controls; (iii) the Company may change its plans due to unforeseen circumstances, or delays in analyzing and auditing results, and may delay or alter the timeline for future trials, analyses, or public announcements; (iv) our access to hospitals and health care provider facilities could be restricted as a result of the ongoing COVID-19 pandemic or other factors; (v) the results of scientific research are uncertain and may have little or no value; (vi) our ability to sell our products in other countries depends on a number of factors including adequate levels of reimbursement, regulatory approvals, market acceptance of novel therapies, and our ability to build and manage a direct sales force or third party distribution relationship; (vii) the effectiveness of amniotic tissue as a therapy for particular indications or conditions is the subject of further scientific and clinical studies; and (viii) we may alter the timing and amount of planned expenditures for research and development based on the results of clinical trials and other regulatory developments. The Company describes additional risks and uncertainties in the Risk Factors section of its most recent annual report and quarterly reports filed with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and the Company assumes no obligation to update any forward-looking statement.

About MIMEDX
MIMEDX is a transformational placental biologics company, developing and distributing placental tissue allografts with patent-protected, proprietary processes for multiple sectors of healthcare. As a pioneer in placental tissue engineering, we have both a commercial business, focused on addressing the needs of patients with acute and chronic non-healing wounds, and a promising late-stage pipeline targeted at decreasing pain and improving function for patients with degenerative musculoskeletal conditions. We derive our products from human placental tissues and process these tissues using our proprietary methods, including the PURION® process. We employ Current Good Tissue Practices, Current Good Manufacturing Practices, and terminal sterilization to produce our allografts. MIMEDX has supplied over two million allografts, through both direct and consignment shipments. For additional information, please visit www.mimedx.com.

Contacts
Investors:
Jack Howarth
Investor Relations
404.360.5681
jhowarth@mimedx.com

Media:
Hilary Dixon
Corporate & Strategic Communications
770.651.9307
hdixon@mimedx.com

Selected Financial Information

MiMedx Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$ 87,083	$ 95,812
Accounts receivable, net	40,353	35,423
Inventory	11,389	10,361
Prepaid expenses	6,146	5,605
Income tax receivable	743	10,045
Other current assets	2,809	3,371
Total current assets	148,523	160,617
Property and equipment, net	9,165	11,437
Right of use asset	4,696	3,623
Goodwill	19,976	19,976
Intangible assets, net	5,383	6,004
Other assets	186	375
Total assets	$ 187,929	$ 202,032
LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$ 7,385	$ 8,765
Accrued compensation	23,595	18,467
Accrued expenses	9,812	30,460
Other current liabilities	1,565	1,470
Total current liabilities	42,357	59,162
Long term debt, net	48,127	47,697
Other liabilities	4,869	3,755
Total liabilities	$ 95,353	$ 110,614
Convertible preferred stock	$ 92,494	$ 91,568
Stockholders' equity (deficit)
Preferred stock	—	—
Common stock	113	113
Additional paid-in capital	165,695	158,610
Treasury stock	(4,017)	(7,449)
Accumulated deficit	(161,709)	(151,424)
Total stockholders' equity (deficit)	82	(150)
Total liabilities, convertible preferred stock, and stockholders’ equity (deficit)	$ 187,929	$ 202,032

MiMedx Group, Inc.
Condensed Consolidated Statements of Operations
(in thousands)
	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Net sales	$ 67,409	$ 68,548	$ 258,615	$ 248,234
Cost of sales	10,753	10,817	43,283	39,330
Gross profit	56,655	57,731	215,332	208,904

Operating expenses:
Selling, general and administrative	53,068	48,706	198,359	181,022
Investigation, restatement and related	(4,513)	20,400	3,791	59,465
Research and development	4,575	3,434	17,344	11,715
Amortization of intangible assets	173	255	820	1,073
Impairment of intangible assets	53	1,027	53	1,027
Operating income (loss)	3,301	(16,091)	(5,035)	(45,398)

Other expense
Loss on extinguishment of debt	—	—	—	(8,201)
Interest expense, net	(1,174)	(1,508)	(4,980)	(7,941)
Other expense, net	(20)	(1)	(23)	(3)
Income (loss) before income tax provision	2,107	(17,600)	(10,038)	(61,543)
Income tax provision benefit (expense)	108	1,020	(247)	12,259
Net income (loss)	$ 2,215	$ (16,580)	$ (10,285)	$ (49,284)

Net income (loss) available to common stockholders	$ 618	$ (18,059)	$ (16,421)	$ (83,328)

Net income (loss) per common share - basic	$ 0.01	$ (0.17)	$ (0.15)	$ (0.77)
Net income (loss) per common share - diluted	$ 0.01	$ (0.17)	$ (0.15)	$ (0.77)

Weighted average common shares outstanding - basic	110,997,001	108,867,962	110,353,406	108,257,112
Weighted average common shares outstanding - diluted	113,183,886	108,867,962	110,353,406	108,257,112

MiMedx Group, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
	Years Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$ (10,285)	$ (49,284)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	14,757	15,357
Depreciation	4,363	5,782
Amortization of deferred financing costs and debt discount	1,055	2,276
Non cash lease expenses	989	983
Amortization of intangible assets	820	1,073
Loss on fixed asset disposal	262	1
Accretion of asset retirement obligation	81	10
Impairment of intangible assets	53	1,027
Loss on extinguishment of debt	—	8,201
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(4,930)	(3,096)
Inventory	(1,028)	(1,257)
Prepaid expenses	(542)	1,064
Other assets	675	(119)
Accounts payable	(326)	177
Accrued compensation	5,128	(2,459)
Accrued expenses	(21,197)	1,746
Income taxes	9,302	(10,027)
Other liabilities	(1,159)	(1,718)
Net cash flows used in operating activities	(1,982)	(30,263)

Cash flows from investing activities:
Purchases of property and equipment	(3,218)	(4,228)
Patent application costs	(252)	(327)
Principal payments from note receivable	75	—
Net cash flows used in investing activities	(3,395)	(4,555)

Cash flows from financing activities:
Stock repurchased for tax withholdings on vesting of restricted stock	(4,751)	(2,334)
Proceeds from exercise of stock options	1,437	411
Payments under finance lease obligations	(38)	—
Proceeds from sale of Series B convertible preferred stock	—	100,000
Stock issuance costs	—	(7,470)
Proceeds from term loans	—	59,500
Deferred financing costs	—	(3,235)
Repayment of term loans	—	(83,872)
Prepayment premium on early repayment of term loan	—	(1,439)
Net cash flows (used in) provided by financing activities	(3,352)	61,561

Net change in cash	(8,729)	26,743
Cash and cash equivalents, beginning of year	95,812	69,069
Cash and cash equivalents, end of year	$ 87,083	$ 95,812

Reconciliation of GAAP Net Sales to Adjusted Net Sales and Reconciliation of GAAP Net Income to EBITDA and Adjusted EBITDA

In addition to our GAAP results, we provide certain non-GAAP metrics including Adjusted Net Sales, Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA. We believe that the presentation of these measures provides important supplemental information to management and investors regarding our performance. These measurements are not a substitute for GAAP measurements. Company management uses these Non-GAAP measurements as aids in monitoring our ongoing financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against comparable companies. Adjusted Net Sales is intended to allow one to understand the trend, if any, in sales and to facilitate comparison of sales amounts in periods that used different revenue recognition methods. EBITDA is intended to provide a measure of the Company’s operating performance as it eliminates the effects of financing and investing activities. EBITDA consists of GAAP net loss excluding: (i) depreciation, (ii) amortization of intangibles, (iii) interest expense, net, (iv) loss on extinguishment of debt, and (v) income tax provision. Adjusted EBITDA is intended to provide an enduring, normalized view of EBITDA and our broader business operations that we expect to experience on an ongoing basis by removing certain non-cash items and items that may be irregular, non-recurring, or non-cash items not excluded when calculating EBITDA. In particular, this includes those expenses related to the investigation, completed in May 2019, conducted by the Audit Committee (the "Audit Committee") of the Company's Board of Directors (the "Board") into prior-period matters relating to allegations regarding certain sales and distribution practices at the Company and certain other matters (the "investigation" or the "Audit Committee Investigation"), the restatement of our consolidated financial statements previously filed in our Annual Report on Form 10-K for the year ended December 31, 2016, as well as selected unaudited condensed consolidated financial data as of and for the years ended December 31, 2015 (Restated) and 2014 (Restated), which reflected adjustments to our previously filed consolidated financial statements as of and for the years ended December 31, 2015 and 2014 (collectively, the "Restatement"), and related litigation. This also includes share-based compensation, which is predominantly settled in shares. This enables us to identify underlying trends in our business that could otherwise be masked by such items. Adjusted EBITDA consists of GAAP net loss excluding: (i) depreciation, (ii) amortization of intangibles, (iii) interest expense, (iv) loss on extinguishment of debt, (v) income tax provision, (vi) costs incurred in connection with Audit Committee Investigation and Restatement, (vii) the effect of the change in revenue recognition on net loss, (viii) share-based compensation, and (ix) impairment of intangible assets.

A reconciliation of GAAP net sales to Adjusted Net Sales appears in the table below (in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Net sales	$ 67,409	$ 68,548	$ 258,615	$ 248,234
Effect of change in revenue recognition	(124)	(527)	(1,038)	(7,767)
Adjusted net sales	$ 67,285	$ 68,021	$ 257,577	$ 240,467

A reconciliation of GAAP net loss to EBITDA and Adjusted EBITDA appears in the table below (in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Net income (loss)	$ 2,215	$ (16,580)	$ (10,285)	$ (49,284)
Net margin	3.3%	(24.2) %	(4.0) %	(19.9) %
Non-GAAP Adjustments:
Depreciation expense	973	1,288	4,363	5,782
Amortization of intangible assets	173	255	820	1,073
Interest expense, net	1,174	1,508	4,980	7,941
Loss on extinguishment of debt	—	—	—	8,201
Income tax provision (benefit) expense	(108)	(1,020)	247	(12,259)
EBITDA	4,427	(14,549)	125	(38,546)
EBITDA margin	6.6%	(21.2) %	— %	(15.5) %
Additional Non-GAAP Adjustments:
(Benefits received) costs incurred in connection with Audit Committee Investigation and Restatement	(4,513)	20,400	3,791	59,465
Effect of change in revenue recognition	(78)	(454)	(864)	(6,680)
Share-based compensation	3,642	3,905	14,757	15,357
Impairment of intangible assets	53	1,027	53	1,027
Adjusted EBITDA	$ 3,531	$ 10,329	$ 17,862	$ 30,623
Adjusted EBITDA margin	5.2%	15.1%	6.9%	12.3%
Adjusted EBITDA, % of Adjusted Net Sales	5.2%	15.2%	6.9%	12.7%